FOR IMMEDIATE RELEASE

First Commonwealth Bank Welcomes New Consumer and Small Business Lending Executive

INDIANA, PA (December 20, 2016) - First Commonwealth Bank, the banking subsidiary of First Commonwealth Financial Corporation (NYSE: FCF), recently announced the addition of Jeff Rosen as its Executive Vice President/Consumer and Small Business Lending. In this newly created position, Rosen will oversee First Commonwealth’s consumer and small business platform, online lending capability, mortgage business, and indirect auto business. In addition, he will develop First Commonwealth’s activities with the U.S. Small Business Administration’s (SBA) lending program as a line of business. Rosen will also oversee the bank’s alternate lending channels, as well as product and marketing strategies.

“Jeff brings to First Commonwealth 30 years of leadership experience in the financial services industry,” said Jane Grebenc, President of First Commonwealth Bank. “He is well-versed in government lending programs, and under his leadership, SBA lending will become a line of business at First Commonwealth. We’re excited that Jeff has joined our team.”

Prior to joining First Commonwealth, Rosen served as SVP/Government Guaranteed Lending Manager at one of the nation’s largest full-service providers of consumer and commercial banking. He served as President of Rosen Advisors, a consulting firm specializing in retail and business banking strategy, SBA lending and leadership development. Rosen also held Retail and Business Banking leadership positions at Huntington Bank, U.S. Bank and PNC Bank during his 30 year career.

"First Commonwealth has demonstrated a strong commitment to meeting the needs of consumers and small business clients by providing expertise and a strong customer focus," said Rosen. "I'm looking forward to partnering with our bankers and communities across all of the markets we serve to help improve the lives of our neighbors and their businesses."

Rosen earned a bachelor's degree from Ohio State University and is a graduate of the Consumer Bankers Association Graduate School of Retail Banking at the University of Virginia. He is also a former chair of the Consumer Bankers Association Small Business Committee.

About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a financial services company with $6.7 billion in total assets and 122 banking offices in 19 counties throughout western and central Pennsylvania and northern and central Ohio, as well as a Corporate Banking Center in Cleveland, Ohio and mortgage offices in Stow and Dublin, Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency. For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.

Contact:
Amy Jeffords, Communications & Community Relations

Phone: 724-463-6806
E-mail: AJeffords@fcbanking.com

###